FOR IMMEDIATE RELEASE CONTACTS:	Exhibit 99.1
Jeff Levy, Interim CEO Intelli-Check, Inc. Tel. (516) 992-1900	Stephen D. Axelrod, CFA Alisa D. Steinberg (Media) Wolfe Axelrod Weinberger Assoc. LLC Tel. (212) 370-4500 Fax (212) 370-4505 steve@wolfeaxelrod.com alisa@wolfeaxelrod.com

INTELLI-CHECK, INC. APPOINTS LOU GRYGA AS SENIOR VICE PRESIDENT
MARKETING, SALES AND OPERATIONS

Woodbury, NY - August 14, 2007 -- Intelli-Check, Inc. (AMEX: IDN) today announced it has appointed Mr. Lou Gryga as its Senior Vice President Marketing, Sales and Operations, effective immediately. Mr. Gryga has over 25 years of sales and marketing experience with a number of software focused companies.

For most of his career, Mr. Gryga has organized and implemented sales and marketing programs that established and grew sales channels for software products. From 2002 to the present, Mr. Gryga served as CEO of Aegis Commerce Solutions, a privately held software product company that provides Enterprise Resource Planning software for the airline and building industry. From 1998 to 2002, Mr. Gryga consulted for emerging growth technology firms in the areas of management, marketing, sales and business development. From 1989 to 1998, he worked at Soft-Switch, a division of Lotus Development Corporation/IBM, an industry leading provider of messaging infrastructure software, where he held the position of Director of Worldwide Sales from 1995 to1998.

“The pending combination with Mobilisa creates a company that has a very rich IP portfolio and tremendous prospects to develop both commercial and government/military sales. I am looking forward to this new opportunity and anticipate that my sales and marketing experience can be very beneficial in helping Intelli-Check reach new heights,” stated Mr. Lou Gryga.

Mr. Jeff Levy, Interim CEO, said, “On behalf of the board, I welcome Lou Gryga to the Intelli-Check management team and note that we are confident that Lou can put his extensive sales and marketing experience to work for the benefit of Intelli-Check and its shareholders. At this critical time, his rich experience in dealing with both large and small companies will be invaluable in closing outstanding business opportunities as well as developing new ones.”
______________________________________

About Intelli-Check, Inc.

Intelli-Check, Inc. is the acknowledged leader in technology that helps assure the authenticity of driver licenses, state issued non-driver and military identification cards used as proof of identity. Our patented ID-CHECK technology instantly reads, analyzes, and verifies the encoded data in magnetic stripes and barcodes on government-issue IDs from approximately 60 jurisdictions in the U.S. and Canada to determine if the content and format is valid. For more information, please visit www.intellicheck.com.

###
Intelli-Check Safe Harbor Statement

Certain statements in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. When used in this press release, words such as "will," "believe," "expect," "anticipate," "encouraged" and similar expressions, as they relate to the company or its management, as well as assumptions made by and information currently available to the company's management identify forward-looking statements. Our actual results may differ materially from the information presented here. There is no assurance that the use of ID-CHECK technology by our potential customers and partners, or government efforts to enhance security or curtail the sale of age-restricted products to underage buyers will lead to additional sales of ID-CHECK technology. In addition, we cannot assure you that our proposed merger with Mobilisa will be successful or that the integration of the two companies will be successful or cost effective. Additional information concerning forward looking statements is contained under the heading of risk factors listed from time to time in the company's filings with the Securities and Exchange Commission. We do not assume any obligation to update the forward-looking information.